UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

NEUPHORIA THERAPEUTICS INC.

(Name of Registrant as Specified in Its Charter)

LYNX1 MASTER FUND LP

LYNX1 CAPITAL MANAGEMENT LP

WESTON NICHOLS

NATHALI PARTYKA ZAMORA

STEPHEN DOBERSTEIN

KIMBERLY SMITH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Lynx1 Master Fund LP, together with its affiliates (collectively, “Lynx1”), has filed a definitive proxy statement and accompanying BLUE universal proxy card with the U.S. Securities and Exchange Commission to solicit proxies for the election of Lynx1’s slate of highly qualified independent director candidates at the 2025 annual meeting of stockholders of Neuphoria Therapeutics Inc., a Delaware corporation.

On December 2, 2025, Lynx1 issued the following press release:

Lynx1 Sends Open Letter to Fellow Neuphoria Shareholders

Submits Recalculated Initial Offer of $4.75 Based on Board’s Value Destructive Actions

Nominated Two Independent Candidates to Restore Oversight and Protect Shareholders

Urges Shareholders to Vote FOR Lynx1’s Independent Nominees on the BLUE Card

Dorado, PR, Dec. 2, 2025 – Lynx1 Master Fund LP (together with its affiliates, “Lynx1”), the beneficial owner of 875,328 shares of common stock, par value $0.00001 per share (“Common Stock”), of Neuphoria Therapeutics Inc., a Delaware corporation (“Neuphoria” or the “Company”), today sent an open letter to the shareholders of Neuphoria.

In its letter, Lynx1, an investor in Neuphoria since January 2023, details why it is calling for change at Neuphoria. Lynx1 notes that the Company’s board of directors (the “Board”) has demonstrated a pattern of mismanagement that has led to clinical failures and an opaque review of strategic alternatives.

As part of its engagement, Lynx1 submitted an initial offer to acquire the Company or a select asset, which it subsequently withdrew due to the Board’s intervening actions. Lynx1 today resubmitted its offer to acquire all of the outstanding shares of the Company, for $4.75 per share in cash. This updated proposal preserves the economics of Lynx1’s initial offer, as adjusted for share issuances since October 27, 2025, the Company’s more recent cash balance figure (as projected by us, based on the Company’s public filings subsequent to our initial offer) and the Company’s continued spending in defense of its proxy contest with us. The revised price represents a 16% premium to Neuphoria’s closing stock price on November 7, 2025 (the last full trading day prior to the submission and public disclosure of our initial offer). While this reflects a meaningful premium, it is reduced from the original 27% premium due to the entrenchment actions taken by the Board following our initial offer.

Lynx1 said it plans to continue attempting to engage with Neuphoria and hopes that there are directors currently on the Board who are willing to look past entrenched interests and focus instead on what is best for Neuphoria and its shareholders.

The full text of the letter follows:

***

December 2, 2025

Dear Fellow Neuphoria Shareholders,

Lynx1 Master Fund LP (together with its affiliates, “Lynx1” or “we”) is currently the largest shareholder of Neuphoria Therapeutics Inc. (“Neuphoria” or the “Company”), owning approximately 16.3% of the Company’s outstanding shares (based on the Company’s shares outstanding as of November 14, 2025). We have been significant investors in Neuphoria (and its predecessor) because we believe that its assets have real potential to help patients and create long-term value. We are writing this open letter to all Neuphoria shareholders because Neuphoria is at a critical inflection point. The problem is not the Company’s assets—the problem is a failure of judgment, execution and oversight by the Company’s board of directors (the “Board”).

Over the last several months, the Board’s decisions have destroyed shareholder value and confidence, dramatically diluted existing owners and raised serious questions about independence and process. For these reasons, we have nominated two highly qualified director candidates independent from both the Company and Lynx1—Dr. Stephen Doberstein, Ph.D. and Kimberly Smith—for election to the Board at the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”). We believe having truly independent directors on the Board is the only way to restore accountability, stabilize Neuphoria’s capital structure and maximize value amid the Company’s ongoing strategic review.

How We Got Here

The Company has promising assets, but a lack of urgency and planning has badly damaged its credibility and shareholder confidence.

Over the past three years, the Company has delivered a staggering -95.7% total shareholder return, while relevant indices, such as the Russell Microcap and Russell 3000, posted gains of +49.9% and +83.1%, respectively. We reference these indices for transparency, but the comparative indices or peer set is irrelevant – there is no reasonable set of peers or index that would perform similarly to the destruction of 95.7% of the value of the Company.

In July 2024, Neuphoria’s predecessor, Bionomics Limited, announced the initiation of its AFFIRM-1 Phase 3 clinical trial of BNC210 for the acute treatment of social anxiety disorder (“SAD”). The Company’s PREVAIL Phase 2 clinical trial of BNC210 for the acute treatment of SAD had missed its primary endpoint in December 2022. However, the Company chose to proceed with a trial design—measuring self-reported anxiety levels during a public speaking task at a low dose—that would have little chance of success in the subsequent AFFIRM-1 Phase 3 trial. As a result of these decisions, despite our belief in the assets and the science of the Company, we reduced our ownership in Neuphoria due to a lack of confidence in the viability of these trials.

Unsurprisingly, on October 20, 2025, the Company announced that the AFFIRM-1 Phase 3 trial failed to meet its primary endpoint and did not achieve statistical significance on its secondary endpoints. At the same time, the Company announced it would discontinue the SAD program and commence a strategic review of its portfolio and business operations. Despite the outcome of the trial, our confidence in the assets remains strong.

The initial reaction by the Company, to initiate a strategic review, seemed sensible. However, the Company’s subsequent actions did not align with the announcement. Despite multiple good-faith outreach efforts by Lynx1 to engage with the Board beginning as early as January 2025, the Board has consistently refused to engage with us. Initially, management inaccurately asserted that it could not sell to Lynx1 or any other party a royalty asset that Lynx1 had expressed an interest in purchasing. Later, the Company delivered an off-market non-disclosure agreement to Lynx1 as a condition to allowing Lynx1 to participate in the Company’s potential M&A process, but this agreement would have forced Lynx1 to withdraw its proxy contest and sit on the sidelines for two years.

In addition, on November 11, 2025, the Company migrated the purpose of the strategic review and now seeks “to advance the Company’s promising pipeline programs and… to maximize stockholder value.” The Company’s failed design of the AFFIRM-1 Phase 3 trial does not inspire confidence in the Board’s and management’s ability to realistically assess the likelihood of success of additional clinical trials (whether BNC210 in the treatment of post-traumatic stress disorder or in trials for which BNC210 may otherwise be suited) or to execute thereon even if successful.

During this same period, the Company has built a war chest of cash through the issuance of new shares, causing substantial dilution for its existing shareholders. Neuphoria claims that it raised the capital “due to the anticipated data readout” in order to “ensure that the Company is well positioned for all possible outcomes associated with the data readout.” We agree with and would have supported such an approach, but this is not what the Company actually did. The assertion that the Company issued these shares in anticipation of the trial is a fallacy. In fact, in the three weeks after October 20, 2025, the date the Company announced the failure of the AFFIRM-1 Phase 3 trial, the Company issued more than 3 million shares at a price we believe was below the Company’s cash value per share. This represented a 128% increase in shares outstanding. These issuances were conducted through the Company’s at-the-market offering program (the “ATM”); H.C. Wainwright, the Company’s financial advisor in its strategic alternatives process, also serves as the Company’s sales agent under the ATM and earns a 3% commission on the gross proceeds generated thereunder.

Our $5.20 Initial Proposal and our $4.75 Revised Proposal

Our conviction in the Company hasn’t changed; what has changed is the Board’s unfortunate and questionable decision to flood the market with new shares at distressed prices while claiming to run a strategic review.

On November 10, 2025, we delivered a non-binding indication of interest to acquire all of Neuphoria’s outstanding shares at $5.20 per share in cash, representing a 27% premium to the prior trading day’s closing price and based on an assumption of approximately 3.3 million shares outstanding. The proposal had no financing condition and was backed by committed capital. We also expressly stated that we were open to alternative paths to maximize value for shareholders, including a sale of a select asset. The Board’s reaction was to:

•	Issue a brief press release stating it would “evaluate and consider” the indication of interest;

•	Ignore our attempts at direct engagement, including requests for opportunities to communicate with the Chair of the Board;

•	Fail to articulate any process or timeline for evaluation of the indication of interest;

•	Ignore requests from Lynx1 for an NDA permitting open discussion between the parties; and

•

Send a proposed NDA to Lynx1 11 days after we submitted our initial indication of interest, which included unreasonable, off-market provisions aimed at requiring Lynx1 to withdraw its proxy contest and sit on the sidelines for two years.

In addition, on November 14, 2025, just days after our proposal, the Company disclosed that its shares outstanding had increased to 5.4 million shares and filed an amendment to its registration statement indicating the intent to raise up to an additional $20 million through its ATM. This rapid and presumably ongoing transformation of Neuphoria’s capital structure made it impossible for any responsible bidder to provide a specific price for the transaction. As a result, we were forced to withdraw our initial offer on November 18, 2025 in direct response to the Company’s disclosure. At the time of our initial bid, we believe there were 3.3 million shares outstanding. Based on the Company’s disclosure, there were more than 2 million additional shares outstanding, plus potentially another 4-5 million that could be issued at prices that were either undisclosed or would be determined in the future. We indicated in our withdrawal that we were willing to stand behind the economics of our initial offer, but that the massive and potentially ongoing dilution at undisclosed prices made it impossible to determine a specific offer price that would capture the economics of that dilution.

On November 25, 2025, the Company disclosed that it has ceased issuing shares under the ATM. As a result, we submitted a revised offer letter on December 2, 2025 with a recalculated offer price of $4.75 per share. This recalculated offer preserves the economics of our prior bid, adjusting our prior offer for the impact of dilutive issuances that occurred since our prior offer and the Company’s continued spending in defense of this unnecessary proxy contest. Based on the information publicly available to us, Lynx1 has proposed to acquire all of the outstanding shares of the Company’s capital stock for a price of $4.75 per share in an all-cash transaction, representing a price per share premium of 16% over the closing price of the Common Stock on November 7, 2025, the last trading day prior to the submission and public disclosure of our initial offer. The premium is lower than the 27% premium of our prior offer as a direct result of the Company’s value destructive share issuances and proxy contest defense.

Series of Actions That Disenfranchise Shareholders

While the Board states that it “welcomes constructive engagement,” its actions reflect an entrenched leadership more focused on preserving its and management’s positions than on acting in the best interests of Neuphoria’s shareholders.

During the past several months (and in particular over the past few weeks), the Board and management have taken a series of actions that have entrenched them and disenfranchised shareholders. For example, they have:

•	failed to hold an annual meeting for nearly two years, in violation of securities laws and Nasdaq listing requirements;

•

set a record date for the Company’s 2025 Annual Meeting immediately prior to the announcement of the failure of the AFFIRM-1 Phase 3 trial, which precedes the Company’s announcement of the meeting date and further predates the Company’s dilutive share issuances, thereby disenfranchising over 55% of its current shareholders;

•	set a meeting date for the 2025 Annual Meeting that provided shareholders only 10 days to nominate directors for election at that meeting;

•

adopted a poison pill intended to restrict shareholders from acquiring shares on the open market or collaborating with other shareholders, while simultaneously increasing its shares outstanding by 128% through issuances under its ATM;

•

announced the initiation of a review of strategic alternatives while retaining H.C. Wainwright, the sales agent earning a 3% commission on gross sales proceeds under its ATM, as the financial advisor in connection with such review; and

•

presented to us, in response to our submission of a non-binding indication of interest, a proposed NDA with unreasonable provisions that would have the effect of requiring us to withdraw our proxy contest and sit on the sidelines for two years.

In light of its inability to act independently in the best interests of all shareholders, the Board needs strong fiduciaries who will hold management accountable, prevent further entrenchment tactics and oversee a review of strategic alternatives to maximize value for all shareholders.

Our Independent Nominees

Our nominees, Dr. Stephen Doberstein and Ms. Kimberly Smith (the “Independent Nominees”), are independent of Neuphoria and independent of Lynx1, with no prior relationship other than their willingness to serve as fiduciaries for all shareholders.

We are not seeking representation on the Board. Rather, Dr. Doberstein and Ms. Smith are completely independent from us and also free of the conflicts and self-interest that have plagued the current Board. Moreover, if both of them are elected, they will hold two of five Board seats—a minority. And notably, they will bring the skills and independence Neuphoria needs at this moment. Dr. Doberstein brings deep medical and biotech R&D expertise (including as a director of Invea Therapeutics, which is studying transformational precision medicines) and direct experience in delivering high-premium biotechnology transactions that is conspicuously absent from the current Board and is essential to evaluating Neuphoria’s remaining pipeline and partnership opportunities. Ms. Smith adds critical capital markets, M&A and governance expertise, which is exactly what Neuphoria needs as it navigates a high-stakes review of strategic alternatives and reassesses its pipeline. Our Independent Nominees bring the specialized, domain-specific expertise needed to restore discipline, enhance governance and evaluate clinical and commercial pathways for the Company, and they would replace two incumbent directors with investment banking backgrounds (experience that is overrepresented on a five-person Board) and little to no experience in life sciences or biotechnology other than through investing. Moreover, one of these incumbents, David Wilson, has an advisory relationship with the Company through which he collects (on top of his standard compensation for his Board service to the Company) a monthly fee as well as up to 5% in commissions on fundraising proceeds earned by the Company.

Plan for the Reconstituted Board

Our objectives are entirely compatible with any outcome the full Board ultimately chooses, so long as that outcome is reached through an independent, transparent and value maximizing process.

If elected, the Independent Nominees will work constructively with their fellow directors and independently from Lynx1 to pursue three core objectives:

Conduct a credible strategic review

The Independent Nominees would provide their experience to facilitate a successful strategic review. The reconstituted Board would be equipped to oversee a disciplined, transparent strategic review process focused on maximizing value for all shareholders.

Stop reckless dilution

Neuphoria has temporarily ceased its dilutive issuances during the pendency of this proxy contest, but it has nevertheless indicated its intent to raise up to another $20 million under its ATM program. We believe the Independent Nominees would insist on a clearly justified rationale for further issuances in order to enhance shareholder value.

Effectively oversee the Company

If Neuphoria remains a public company following the completion of the review of strategic alternatives, the Independent Nominees would leverage their expertise to ensure prudent oversight of the Board and the leadership team and ensure that both clinical and capital allocation decisions were prudently made for the benefit of all shareholders.

* * *

Neuphoria’s scientific potential is worth fighting for. With the right leadership and governance, we believe the Company can still deliver meaningful value for patients and for all of its stakeholders. We strongly encourage Neuphoria shareholders to vote FOR both Independent Nominees—Dr. Stephen Doberstein, Ph.D. and Kimberly Smith—on the BLUE universal proxy card, and to WITHHOLD on the Company’s nominees.

Sincerely,

/s/ Weston Nichols

Weston Nichols

Managing Partner

NEUP@lynx1bio.com

Our Independent Nominees

Stephen Doberstein, Ph.D.

•	Former Chief Scientific Officer and Chief R&D Officer at Nektar Therapeutics (Nasdaq: NKTR), with prior senior roles at XOMA, Five Prime Therapeutics and Xencor

•	More than two decades of experience designing and running clinical programs, including in complex therapeutic areas

•	Prior public-company board experience (including at Dicerna Pharmaceuticals) and current advisory roles to multiple biotech companies

Kimberly Smith

•	Founder and CIO of Ausangate Capital, a biotech-focused hedge fund, and former healthcare investor at Putnam Investments and Surveyor Capital

•	20 years of experience assessing biotech companies, financing needs and strategic pivots, with a strong focus on capital allocation discipline

•	Chair of the Wyoming Bioscience Alliance and member of the external advisory committee of the Sylvester Comprehensive Cancer Center

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and words such as “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” “may,” “will,” “projects,” “targets,” “forecasts,” “seeks,” “could” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of the release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Lynx1. Although Lynx1 believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of the release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Lynx1 will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events, except as required by applicable law.

Certain Information Concerning the Participants

On November 24, 2025, Lynx1 Master Fund LP, a Cayman Islands exempted limited partnership (“Lynx1” and together with the other participants named herein collectively, the “Lynx1 Participants”) filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Lynx1’s slate of highly qualified, independent director nominees at the 2025 annual meeting of shareholders of Neuphoria Therapeutics Inc., a Delaware corporation (the “Company”). Also on November 24, 2025, the Lynx1 Participants began dissemination of their definitive proxy statement and accompanying BLUE universal proxy card to shareholders of record of the Company as of October 15, 2025. The participants in the proxy solicitation are expected to be Lynx1 Master Fund LP, Lynx1 Capital Management LP (the “Investment Manager”), Mr. Weston Nichols (managing partner of the Investment Manager), Ms. Nathali Partyka Zamora, Dr. Stephen Doberstein and Ms. Kimberly Smith. As of the date hereof, Lynx1, the Investment Manager and Mr. Weston Nichols beneficially own 875,328 shares of common stock, par value $0.00001 per share (the “Common Stock”) of the Company. Neither Dr. Stephen Doberstein nor Ms. Kimberly Smith beneficially owns any shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

THE LYNX1 PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO OKAPI PARTNERS LLC, THE PARTICIPANTS’ PROXY SOLICITOR.

Media Contact:

Weston Nichols

Lynx1 Capital Management LP

Email: NEUP@lynx1bio.com

Investor Contact:

Okapi Partners LLC

Direct: (212) 297-0720

Toll Free: (877) 629-6357

Email: info@okapipartners.com